QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MENTOR GRAPHICS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear Shareholder:

        You are cordially invited to attend the 2002 Annual Meeting of Shareholders of Mentor Graphics Corporation to be held in Wilsonville, Oregon, on Tuesday, May 7, 2002. The attached Notice of Annual Meeting and Proxy Statement describe the matters to be acted upon. I urge you to review them carefully.

        YOUR VOTE IS IMPORTANT. Whether or not you personally plan to attend, please take a few minutes now to sign, date and return your proxy in the enclosed postage-paid envelope. Regardless of the number of Mentor Graphics Corporation shares you own, your presence by proxy is important to establish a quorum and your vote is important.

        The rest of the Board and I look forward to seeing you at the meeting. Whether or not you can attend, we greatly appreciate your continued interest in Mentor Graphics Corporation.

                      Sincerely,

                      Walden C. Rhines
                       Chairman of the Board and Chief Executive Officer

MENTOR GRAPHICS CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 7, 2002

To the Shareholders of Mentor Graphics Corporation:

        The Annual Meeting of Shareholders of Mentor Graphics Corporation, an Oregon corporation, will be held on Tuesday, May 7, 2002 at 5:00 p.m., Pacific Time, at the Company's offices at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777, for the following purposes, as more fully described in the accompanying Proxy Statement:

  1.
  To elect directors to serve for the ensuing year and until their successors are elected.

  2.
  To vote on a shareholder proposal.

  3.
  To transact any other business that may properly come before the meeting or any adjournment of the meeting.

        The above items of business are more fully described in the Proxy Statement accompanying this Notice.

  The Board of Directors recommends a vote FOR item 1 and a vote AGAINST item 2.

        Only shareholders of record at the close of business on March 4, 2002 are entitled to notice of and to vote at the Annual Meeting.

                      Sincerely,

                      Dean Freed
                      Vice President, General Counsel
                      and Secretary

Wilsonville, Oregon
April 1, 2002

        THE COMPANY CORDIALLY INVITES ALL SHAREHOLDERS TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, WE URGE YOU TO VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

Mailed to Shareholders on
or about April 1, 2002

MENTOR GRAPHICS CORPORATION
8005 S.W. Boeckman Road
Wilsonville, Oregon 97070-7777

PROXY STATEMENT

         Mentor Graphics Corporation (Mentor Graphics or Company) is soliciting the enclosed proxy for use at its Annual Meeting of Shareholders to be held Tuesday, May 7, 2002 at 5:00 p.m., Pacific Time, or at any adjournment of that meeting. The Company will hold the Annual Meeting at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777.

        Mentor Graphics will bear the cost of this solicitation. The Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies from brokers and nominees for the Annual Meeting at an estimated cost of $7,500 plus out-of-pocket expenses. In addition, Mentor Graphics may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material. The Company will furnish copies of solicitation material to such brokerage houses and other representatives. The Company will solicit proxies by use of the mails, and officers and employees of the Company may, without additional compensation, also solicit proxies by telephone or personal contact.

        The mailing address of the Company's principal executive offices is 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777 and its telephone number is (503) 685-7000.

        Upon written request to the Corporate Secretary, the Company will provide without charge a copy of the Company's Annual Report/Form 10-K to any person whose proxy is solicited by this Proxy Statement.

Procedural Matters

        Shareholders of record at the close of business on March 4, 2002 are entitled to notice of and to vote at the meeting. At the record date, 65,260,273 shares of Mentor Graphics Common Stock were issued and outstanding. Each share of Common Stock outstanding on the record date is entitled to one vote per share at the Annual Meeting. For information regarding holders of 5% or more of the outstanding Common Stock, see "Information Regarding Beneficial Ownership of Principal Shareholders and Management."

        Shareholders may revoke any proxy given pursuant to this solicitation by delivering to the Corporate Secretary a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. The designated proxy holders will vote all valid, unrevoked proxies at the Annual Meeting in accordance with the instructions given.

ELECTION OF DIRECTORS
(Proposal No. 1)

         The directors of the Company are elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. Under Oregon law, if a quorum is present at the meeting, the seven nominees for election as directors who receive the greatest number of eligible votes cast will be elected directors. Abstention from voting or nonvoting by brokers will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the seven nominees named below, who are all currently directors of the Company. If any nominee of Mentor Graphics is unable or declines to serve as a director at the time of the Annual Meeting, the designated proxy holders will vote the proxies for any nominee designated by the present Board of Directors to fill the vacancy.

        The nominees for director are listed below together with certain information about each of them. Director David A. Hodges has chosen not to stand for re-election as a director of the Company and will be retiring as a director as of the Annual Meeting.

			Shares of Common Stock Beneficially Owned as of March 4, 2002
Name, Principal Occupation and Directorships	Age	Director Since	Number of Shares		Percent of Total
Walden C. Rhines	55	1993	1,675,576	(1)	2.5%

Chairman of the Board and Chief Executive Officer of the Company since 2000; President and Chief Executive Officer of the Company from 1993 to 2000; director of Triquint Semiconductor, Inc. and Cirrus Logic, Inc. (both are manufacturers of semiconductors).
Sir Peter Bonfield	57	2002	0		0

International Business Advisor since 2002. Chairman of the Executive Committee and Chief Executive Officer of British Telecommunications PLC (a provider of Telecoms Services) from 1996 to 2002. Director of AstraZeneca Group PLC (a Pharmaceutical company) and Vice-President, British Quality Foundation.
Marsha B. Congdon	55	1991	71,253	(2)	*
Private investor since 1997; Vice President, Policy and Strategy, of US West Inc. (a provider of communications services) from 1995 to 1997.
James R. Fiebiger	60	1994	77,643	(3)	*

Chairman of the Board and Chief Executive Officer of Lovoltech Inc. (a semiconductor company) since 1999; Vice Chairman and Managing Director of Technology Licensing of Gatefield Corporation (a semiconductor company) from 1998 to 2000; President and Chief Executive Officer of Gatefield Corporation from 1996 to 1998; Chairman of the Board and Managing Director of Thunderbird Technologies, Inc. (a technology licensing company) from 1992 to 1997; Chairman of the Board of Directors of Thunderbird Technologies, Inc.; director of QLogic Corporation (a developer of semiconductor and board-level products), Actel Corporation (a developer of field programmable gate arrays) and Artest Corporation (a private semiconductor services provider).

Gregory K. Hinckley	55	2000	634,188	(4)	*

President of the Company since 2000; Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company from 1997 to 2000; Senior Vice President and Vice President of VLSI Technology, Inc. (a semiconductor company) from 1992 to 1997; director of Amkor Technology (a provider of semiconductor packaging and test services).
Kevin C. McDonough	52	1999	14,908	(5)	*

Private investor and President of McDonough Associates (a consulting firm providing services to the electronics industry) since 2002; President and Chief Executive Officer of ChipData, Inc. (an internet service company) from 1999 to 2002; Vice President and General Manager of National Semiconductor Corporation (a manufacturer of electronic components) from 1997 to 1999; Senior Vice President of Engineering of Cyrix Corporation (a manufacturer of microprocessors) from 1989 to 1997.
Fontaine K. Richardson	60	1983	52,000	(6)	*

Private investor since 2000; General Partner of Eastech III and Vice President of Eastech Management Company (affiliated private venture capital firms) from 1983 to 2000; director of ePresence, Inc. (an Internet services provider).

*Less than 1%

(1)
Includes 1,562,694 shares subject to options exercisable within 60 days of March 4, 2002.

(2)
Includes 68,000 shares subject to options exercisable within 60 days of March 4, 2002.

(3)
Includes 67,918 shares subject to options exercisable within 60 days of March 4, 2002.

(4)
Includes 567,382 shares subject to options exercisable within 60 days of March 4, 2002.

(5)
Includes 13,008 shares subject to options exercisable within 60 days of March 4, 2002.

(6)
Includes 42,000 shares subject to options exercisable within 60 days of March 4, 2002.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Meetings and Committees

        The Board of Directors of Mentor Graphics met five times during 2001. The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating Committee.

        The Audit Committee of the Board of Directors, which consists of Directors Congdon, Fiebiger and McDonough, met three times during 2001. This committee meets from time to time with management and the Company's independent auditors to consider financial and accounting matters. The Compensation Committee of the Board of Directors, which consists of Directors Congdon, Fiebiger and Richardson, met five times during the year. This committee recommends compensation and fringe benefits for existing and future employees and administers the Company's stock option and purchase plans. The Nominating Committee, which consists of Directors Congdon, Fiebiger, McDonough and Richardson, met once during 2001and submitted Sir Peter Bonfield as nominee to serve as director. This committee meets from time to time to administer policies and procedures for board membership and to identify and recommend board candidates. The Nominating Committee also considers shareholder nominations made in writing to the Corporate Secretary. (During 2001 and through the date of the 2002 Annual Meeting, Mr. Hodges, a retiring director, was also a member of the Audit and Nominating Committees.)

        No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of which the director was a member during 2001.

Compensation of Directors

        Directors who are not employees of the Company are paid an annual fee of $25,000 and are reimbursed for expenses incurred in attending Board and Board committee meetings.

  1987 Non-Employee Directors' Stock Option Plan

        The 1987 Non-Employee Directors' Stock Option Plan (1987 Plan) was adopted in 1987 and most recently amended in 2001 by the Board of Directors and the shareholders. An aggregate of 1,100,000 shares of Common Stock has been reserved for issuance under the 1987 Plan. On the date of each Annual Meeting of shareholders, each Non-Employee Director elected is automatically granted an option to purchase 12,000 shares of Common Stock. Options under the 1987 Plan are granted at exercise prices equal to the fair market value of the Common Stock on the grant date. On the date of the 2001 Annual Meeting Directors Congdon, Fiebiger, McDonough and Richardson were automatically granted an option for 12,000 shares each at an exercise price of $27.62. Director Richardson received an additional 1,000 shares to reflect the time he served as Chairman of the Board during the preceding year in accordance with the previous terms of the 1987 Plan. If re-elected, Directors Congdon, Fiebiger, McDonough and Richardson will each be automatically granted an option for 12,000 shares. If elected, Director Bonfield will receive an option grant of 2,893 shares reflecting the fact that he has been a director for only part of the year preceding the Annual Meeting. Upon his initial election to the Board in February 2002, Director Bonfield was granted an option to purchase 30,000 shares at an exercise price of $22.10 per share. All options have a ten year term from the date of grant and are exercisable for 20 percent of the number of shares covered by the option at the end of each of the first five years following grant. The 1987 Plan is administered by the Compensation Committee.

INFORMATION REGARDING BENEFICIAL OWNERSHIP
OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table shows beneficial ownership of the Company's Common Stock as of March 4, 2002 by the only shareholders known by the Company to beneficially own 5% or more of the Common Stock, by the executive officers named in the Summary Compensation Table and by all directors and executive officers as of March 4, 2002 as a group:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent
Private Capital Management, Inc. 8889 Pelican Bay Blvd. Naples, FL 34108	8,364,154	(2)	13.0%
FMR Corp. 82 Devonshire Street Boston, MA 02109	3,734,700	(2)	5.8%
Name of Executive Officer	Amount and Nature of Beneficial Ownership		Percent
Walden C. Rhines	1,675,576	(3)	2.5%
Gregory K. Hinckley	634,188	(4)	*
L. Don Maulsby	35,759	(5)	*
Jue-Hsien Chern	60,886	(6)	*
Brian Derrick	47,896	(7)	*
All directors and executive officers as a group (16 persons)	3,047,393	(8)	4.4%

*Less than 1%

(1)
Except as otherwise noted, the persons listed in the table have sole voting and dispositive power with respect to the common stock owned by them.

(2)
Information provided as of December 31, 2001 in a Schedule 13G filed by the shareholder.

(3)
Includes 1,562,694 shares subject to options exercisable within 60 days of March 4, 2002.

(4)
Includes 567,382 shares subject to options exercisable within 60 days of March 4, 2002.

(5)
Includes 13,125 shares subject to options exercisable within 60 days of March 4, 2002.

(6)
Includes 51,494 shares subject to options exercisable within 60 days of March 4, 2002.

(7)
Includes 45,999 shares subject to options exercisable within 60 days of March 4, 2002.

(8)
Includes 2,731,076 shares subject to options exercisable within 60 days of March 4, 2002.

INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

        The following table shows compensation paid by the Company for the last three fiscal years to the Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at December 31, 2001 (Named Executive Officers).

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Securities Underlying Options/SARs(#)	All Other Compensation($)(1)

Walden C. Rhines Chairman of the Board and Chief Executive Officer	2001 2000 1999	539,900 504,700 480,000	158,500 1,734,800 661,323	160,000 260,000 240,000	5,100 5,100 4,800
Gregory K. Hinckley President	2001 2000 1999	414,900 381,100 362,750	112,900 1,141,100 428,382	134,000 202,500 132,500	5,100 5,100 4,800
L. Don Maulsby, Senior Vice President, World Trade(2)	2001 2000 1999	271,300 252,500 55,929	62,000 559,300 40,945	35,625 35,000 100,000	5,100 5,100 0
Jue-Hsien Chern(3) Vice President and General Manager, Deep Submicron Division	2001 2000 1999	238,800 210,100 —	74,100 115,400 —	41,875 125,000 —	5,100 3,621 —
Brian Derrick(4) Vice President, Corporate Marketing	2001 2000 1999	215,000 173,800 —	93,700 166,800 —	25,000 45,000 —	5,100 5,100 —

(1)
Amounts shown are Company contributions to the Individual Deferred Tax and Savings Plan pursuant to which the Company's U.S. employees may defer compensation under Section 401(k) of the Internal Revenue Code. The Company contributes an amount equal to 50% of the first 6% of salary contributed under the plan by an eligible employee.

(2)
Mr. Maulsby became an executive officer of the Company in November 1999.

(3)
Mr. Chern became an executive officer of the Company in May 2000.

(4)
Mr. Derrick became an executive officer of the Company in November 2000.

Option Grants in Last Fiscal Year

        The following table provides information on option grants for the last fiscal year to the Named Executive Officers.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	# of Securities Underlying Options Granted(2)		% of Total Options Granted to Employees in Fiscal Year
		Vesting Reference Date		Exercise or Base Price ($/Share)	Expiration Date
Name						5%($)	10%($)
Walden C. Rhines	160,000	10/22/01	4.33	18.84	10/22/11	1,895,740	4,804,177
Gregory K. Hinckley	134,000	10/22/01	3.63	18.84	10/22/11	1,587,682	4,023,498
L. Don Maulsby	35,625	10/22/01	.96	18.84	10/22/11	422,098	1,069,680
Jue-Hsien Chern	41,875	10/22/01	1.13	18.84	10/22/11	496,151	1,257,343
Brian Derrick	25,000	10/22/01	.68	18.84	10/22/11	296,209	750,653

(1)
The 5% and 10% assumed rates of appreciation are required by the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

(2)
Each option is fully exercisable four years after the Vesting Reference Date with 25% becoming exercisable on the first anniversary of that date and 1/48th of the shares becoming exercisable at the end of each one-month period after the Vesting Reference Date. All options become fully exercisable upon a "change in control" of the Company as defined in the 1982 Stock Option Plan. Unless otherwise determined by the Compensation Committee before the occurrence of the event, a "change in control" generally includes the following events: the acquisition by any person of 20% or more of the Company's Common Stock, the nomination (and subsequent election) of a majority of the Company's directors by persons other than the incumbent directors and the approval by the Company's shareholders of a merger, share exchange, sale of substantially all of the Company's assets or plan of liquidation. All options are transferable by gift to certain family members or related entities.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table provides information on option exercises for the last fiscal year by the Named Executive Officers and the value of such officers' unexercised options as of December 31, 2001.

			Number of Securities Underlying Unexercised Options at FY-End(#)		Value of Unexercised In-the-Money Options at FY-End($)
	Shares Acquired on Exercise(#)	Value Realized($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Walden C. Rhines	12,403	137,146	1,406,026	559,168	18,851,712	4,845,503
Gregory K. Hinckley	12,403	137,146	485,507	388,687	6,161,677	3,004,266
L. Don Maulsby	13,993	197,528	43,215	110,417	579,535	1,110,452
Jue-Hsien Chern	7,881	142,351	24,411	134,583	233,896	1,147,164
Brian Derrick	0	0	33,582	72,418	411,223	618,889

Executive Severance Agreements

        The Board of Directors has approved the Company's entry into severance agreements with certain employees of the Company, including certain current executive officers. These agreements generally provide for the payment, upon the termination of the employee's employment by the Company without cause or by the employee for "good reason" (as defined in the severance agreement) within in some cases one year, and in other cases two years, following a change of control of the Company, of an amount equal to either 1.5 or two times the sum of the employee's annual salary and target bonus, and also provide for accelerated vesting of all options and either eighteen-month or two-year continuation of various employee benefits including life, disability and health insurance benefits and relocation and outplacement benefits. Payments to the employee are capped as necessary to prevent any portion of the payments from being subject to the excise tax on "parachute payments" but only if the effect would be to increase the employee's after-tax net benefit.

REPORT OF THE BOARD OF DIRECTORS' COMPENSATION COMMITTEE

        The philosophy of the Company's executive compensation plan is to:

  (a)
  attract highly talented executives;

  (b)
  motivate executives to high levels of performance;

  (c)
  retain needed executive resources; and

  (d)
  recognize the differing impact that various executives have on the achievement of corporate goals.

        To achieve these objectives, the Company pays executive officers on a total compensation approach that includes base salary, "at risk" compensation that is dependent on corporate performance, and stock options. The Compensation Committee of the Board of Directors, which is entirely comprised of non-employee directors, reviews and approves the compensation to be paid to executive officers.

        Compensation of executive officers consists of the following components:

        Base Salary:    Salaries for executive officers are reviewed on an annual basis. In reviewing executive salaries, data from multiple third party high-technology industry surveys are considered. In using third party surveys, the Company compares itself to other high-technology companies with annual revenues of approximately $500 million, and generally establishes salaries in the third quartile (50th to 75th percentile) for the group. This group of comparable companies differs from the companies in the Media General index used for the performance graph that follows this report, which consists of companies in the computer software and services businesses without regard to annual revenue. The salary survey group may include those companies in the Media General index with annual revenues of approximately $500 million, while it may not include companies in the Media General index with revenues above or below $500 million. The Company believes that the salary survey group is an appropriate peer group for compensation purposes.

        Variable Compensation:    The Compensation Committee annually establishes a Variable Incentive Plan to provide for the payment of a portion of compensation to executive officers and other employees based on corporate performance. Under the Variable Incentive Plan, each year the Compensation Committee approves a target variable compensation amount for each executive officer to be paid based on achievement of the target operating income from the annual business plan approved by the Board of Directors (Annual Plan). For this purpose, the Company's reported operating income may be adjusted by the Compensation Committee to exclude unusual items such as acquisition-related expenses, one-time charges and reversals. The potential variable compensation increases or decreases based on the achievement of higher or lower operating income. For 2001, target variable compensation for executive officers ranged from 30% to 85% of base salary, with 100% of the target payable upon attainment of the target operating income from the Annual Plan and no variable compensation payable unless 85% of the target operating income from the Annual Plan was achieved. In 2001 the Company's operating income, after adjustments approved by the Compensation Committee, was below the target operating income, but above the minimum of 85% so an amount of variable compensation below target was paid out to executive officers under the Variable Incentive Plan.

        In addition, certain executives with business unit profit and loss responsibility receive variable pay based on year-over-year order growth of their divisions.

        Stock Options:    The Company believes that stock options granted to key employees, including executive officers, provide such persons with significant compensation based on overall Company performance as reflected in the stock price, create a valuable retention device through standard four-year vesting schedules and help align employees' and shareholders' interests. Stock options are typically granted at the time of hire to key new employees and annually to a broad group of existing key employees including executive officers. All executive officers received stock option grants as part of the 2001 annual option grant program for key employees. The 2001 annual option program for all employees involved a total pool of approximately 2,700,000 shares. During 2001, individual award levels were determined primarily by a matrix that allocated the available shares based on position within the Company, with some discretionary adjustments based on subjective performance factors. Third party survey data was considered in establishing the upper levels of the matrix with the Company seeking to grant options in the middle range of comparable companies.

        Deductibility of Compensation:    Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to any of its most highly compensated officers in any year. In the past, the levels of salary and bonus paid by the Company generally have not exceeded this limit. Upon the exercise of nonqualified stock options the excess of the current market price over the option price (option spread) is treated as compensation and, therefore, it may be possible for option exercises by an executive officer in any year to cause the officer's total compensation to exceed $1,000,000. Certain options granted by the Company to executive officers in 2001 were Incentive Stock Options. The Company receives no tax deduction for the option spread compensation on exercise of Incentive Stock Options unless the optionee disposes of the acquired shares before satisfying certain holding periods. Under IRS regulations, option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and it is the Company's current policy generally to grant options that meet those requirements.

        Compensation of Chief Executive Officer:    Dr. Rhines' base salary was increased from $510,000 to $550,000 in April 2001. This salary level is in the third quartile of CEO salaries among comparable companies from the third party survey used by the Company. Dr. Rhines received a Variable Incentive Plan bonus of $158,500 for 2001. Dr. Rhines was granted options to purchase 160,000 shares of Company stock in October 2001, which was in the middle range of CEO option grants for comparable companies.

COMPENSATION COMMITTEE

Fontaine K. Richardson
Marsha B. Congdon
James B. Fiebiger

PERFORMANCE GRAPH

        Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

Comparison of Five Year Cumulative Total Return
Among Mentor Graphics Corporation, S&P 500 Index
and Media General Computer Software and Services Group Index(1)

ASSUMES $100 INVESTED ON DEC. 31, 1996
ASSUMES DIVIDEND REINVESTED

Measurement Period (Fiscal Year Covered)	Mentor Graphics	S & P 500 Index	Media General Index
Measurement Point: 12/31/96	$100.00	$100.00	$100.00
Fiscal Year Ending:
12/31/97	$99.36	$133.36	$120.65
12/31/98	$87.18	$171.47	$180.07
12/31/99	$135.26	$207.56	$309.02
12/31/00	$281.42	$188.66	$185.66
12/31/01	$241.74	$166.24	$164.49

(1)
This is an industry group index published by Media General Financial Services.

SHAREHOLDER PROPOSAL
(Proposal No. 2)

        College Retirement Equities Fund ("Proponent"), 730 Third Avenue, New York, New York 10017, a holder of 429,213 shares of common stock, submitted the following resolution (the "Proposal"), for the reasons stated. The Board of Directors recommends a vote AGAINST the Proposal and asks shareholders to read through Mentor Graphics' response, which follows the Proposal.

RESOLUTION

        WHEREAS, the Company's Board of Directors has added to an equity compensation plan shares that could materially dilute ownership positions of existing shareholders, and the Board did not seek shareholder approval for the additional shares;

        WHEREAS, we believe that good corporate governance requires consultation by the Company with its shareholders on such equity compensation plans;

        WHEREAS, the role of shareholders in approving shares for equity compensation plans is particularly critical, in our view, for companies that do not reflect an expense in their income statements for fixed-price options, as is the case with Mentor Graphics;

        RESOLVED: That shareholders request the Board of Directors to submit all equity compensation plans and amendments to add shares to those plans (other than plans or add-share amendments that would not result in material potential dilution) to shareholders for approval.

SUPPORTING STATEMENT

        Equity compensation plans have been used for many years by corporations to provide incentives for attracting and retaining qualified employees. Shareholders generally, and the proponent of this resolution, have supported the reasonable use of stock options and other equity compensation. However, excessive dilution of shareholders' equity related to such plans can be unfair and costly to existing shareholders.

        We are concerned that in recent years, some companies have bypassed shareholders, instituting potentially dilutive equity compensation plans without asking for approval from shareholders. This contrasts with many companies that appreciate the important role of shareholders in this arena, and that, in their discretion, submit all equity compensation plans to shareholders even if current law and exchange listing requirements do not require it.

        Mentor Graphics appears to be relying heavily for stock options on shares added to its 1986 Stock Plan in amendment(s) not submitted to shareholders for approval. In particular, between March 1998 and September 2000, the company added 7 million shares to the 1986 Stock Plan, which is open to officers as well as employees and consultants, without seeking shareholder approval. The Company makes what we believe to be substantial grants of equity compensation awards through this and other plans. For example, options on a total of 4.7 million shares were granted in fiscal year 2000, equal to more than 7% of weighted average shares outstanding during the year.

        Mentor Graphics generally does not take a charge in the earnings statement for cost of fixed-price options, a factor that we believe could lead to overuse of stock options. Although the Financial Accounting Standards Board permits this practice, it prefers an accounting approach that would entail an earnings charge for cost of fixed-price stock options. Shareholder approval is especially important as a source of discipline on managements and boards that provide for no option-related expense.

        By supporting this resolution, shareholders can send a message that we care about the right of shareholders to vote on equity compensation plans and significant amendments to those plans.

RECOMMENDATION OF THE BOARD

        The Board of Directors UNANIMOUSLY recommends a vote AGAINST adoption of Proposal No. 2 for the following reasons:

  •
  Mentor Graphics is in full compliance with all federal rules and all exchange listing requirements regarding equity compensation plans. NASDAQ, the governing market under which the Company's stock is traded, requires shareholder approval for options granted to the Company's officers and directors. Complying fully with the NASDAQ requirements, we do not grant options to the Company's officers and directors without shareholder approval. In addition, we do not grant options to officers and directors under the 1986 Stock Plan. The Company also complies fully with all SEC rules regarding equity compensation plans.

  •
  When granting options under its equity compensation plans, the Company has avoided material dilution of the Company's stock. Proponent has expressed concern that the Company's grants of stock options under its equity compensation plans might lead to excessive dilution of shareholders' equity. The Company fully understands shareholder concerns regarding dilution. However, when granting options under its equity compensation plans, the Company has avoided material dilution of the Company's stock. As an example of practices that might lead to excessive dilution, Proponent notes that the Company granted options on a total of 4.7 million shares in 2000. It is true that, during 2000, the Company granted options on a total of 4.7 million shares at an average exercise price of $17.36 per share. However, the fully diluted number of outstanding shares of Mentor Graphics' Common Stock did not change materially during that period. Pursuant to its stock repurchase program, the Company repurchased approximately 3 million shares of Common Stock in 2000. The Company paid an average of $17.62 per share for the repurchased stock, a price comparable to the average exercise price of the options granted during the same period. Further, approximately 2 million outstanding options were cancelled in 2000 as a result of employee terminations. Thus, although the Company granted options on 4.7 million shares of Company stock under its equity compensation plans during fiscal year 2000, a total of 5 million shares were either repurchased or subject to cancelled options during the same period. As a result of the Company's efforts, fully diluted equity remained constant during 2000, with approximately 64 million shares of Common Stock and approximately 12.5 million options outstanding at both the beginning and the end of 2000. Thus, no dilution of shareholders' equity took place in 2000. Moreover, over the 4 year period from December 31, 1996 to December 31, 2000, fully diluted shares outstanding only increased by 8% (an average of 2% per year).

  •
  Mentor Graphics' option granting practices are in line and consistent with industry norms. The Company participates in professionally managed, third-party administered surveys of stock option practices of high technology companies. The Company evaluates its dilution position annually to determine the number of shares that will be made available for stock options for employees. We are diligent about maintaining a dilution rate that is at or below our industry competitors. In 2000, Mentor Graphics, like many other high technology companies, was faced with considerable competitive pressure to grant more shares than in the past to attract new hires and to retain current employees. The Company used these additional shares judiciously by granting them to the people with skills critical to the Company's success.

  •
  The Proposal's requirements would adversely affect the Company's ability to attract and retain qualified personnel. Stock options constitute Mentor Graphics' only long-term employee incentive plan. Given the highly competitive markets in which we operate, the opportunities for qualified personnel, the volatility of our stock price and the equity markets generally, the Board of Directors requires the flexibility to add shares as needed to the currently existing plans. In making any decision to add shares to any equity compensation plan, the Board of Directors carefully weighs the potential impact of such actions on the Company's shareholders, the current stock price and the

    Company's financial condition and reporting obligations, as well as the alternatives available, if any, to continue to provide incentive to employees.

        In summary, the Company's existing equity compensation policy complies with all SEC and NASDAQ requirements. When granting options under its equity compensation plans, the Company has taken care to avoid material dilution of the Company's stock. Thus, we believe that the Company's existing equity compensation policy effectively aligns employee incentives with the interests of the shareholders. Further, Mentor Graphics' option granting practices are consistent with industry norms. Finally, we believe that the Proposal would undermine the long-term interests of the shareholders by adversely affecting the Company's ability to attract and retain the most qualified employees needed to grow its business.

        FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTEREST OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL NO. 2.

REPORT OF THE BOARD OF DIRECTORS' AUDIT COMMITTEE

        The Audit Committee of the Board of Directors provides assistance and reports to the Board as a function of the Board's oversight of the Company's accounting and system of internal controls, the quality and integrity of the Company's financial reports and the independence and performance of the Company's outside auditor. The Audit Committee is comprised of four directors, all of whom meet the independence requirements under current Nasdaq Stock Market corporate governance standards. The Audit Committee's activities are governed by a written charter adopted by the Board.

        In discharging its responsibilities, the Audit Committee met with management and the Company's independent auditors, Arthur Andersen LLP, to review the Company's audited financial statements. The Audit Committee discussed and reviewed with its independent auditors all matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those described in Statement on Auditing Standards No. 61. The Audit Committee received a formal written statement from the independent auditors relating to independence consistent with Independence Standards Board Standard No. 1 and discussed with the auditors any relationships that may impact the auditors' objectivity and independence.

        Based on its review and discussions with management and the Company's independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

AUDIT COMMITTEE

Marsha B. Congdon, Chair
James R. Fiebiger
David A. Hodges
Kevin C. McDonough

INDEPENDENT AUDITORS

        The Board of Directors has selected Arthur Andersen LLP as the Company's independent auditors for 2002. Arthur Andersen LLP examined the financial statements of the Company and its subsidiaries for 2001. Representatives of Arthur Andersen LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        On June 22, 2001, the Company dismissed KPMG LLP as its principal accountants and engaged Arthur Andersen LLP as its new principal accountants. The decision to change accounting firms was approved by the Audit Committee of the Company's Board of Directors. The audit reports of KPMG LLP on the Company's consolidated financial statements as of and for the years ended December 31, 2000 and 1999 did not contain any adverse opinion, disclaimer of opinion or qualification as to uncertainty, audit scope or accounting principles. In connection with the audits of the two fiscal years ended December 31, 2000, and the subsequent interim period through June 22, 2001, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of such accountants, would have caused them to make reference to the subject matter of the disagreements in connection with their reports. Before engaging Arthur Andersen LLP as its new independent accountants, the Company did not consult with them regarding the application of accounting principles to any specified transaction or the type of audit opinion that might be rendered on the Company's financial statements.

        The aggregate fees billed by Arthur Andersen LLP for the audit of the Company's 2001 annual financial statements and for other professional services rendered in 2001 were:

Audit Fees(1)	$437,000

Financial Information Systems Design and Implementation Fees	$0

All Other Fees:
Audit-Related Fees(2)	$176,000
Other Fees(3)	$1,280,000

Total of All Other Fees	$1,456,000

(1)
Includes the aggregate dollar amount for fees billed or expected to be billed for services performed in 2001 and 2002 in connection with the reviews of the Company's financial statements as of and for the periods ended June 30, 2001 and September 30, 2001 and the audit of the Company's financial statements as of and for the year ended December 31, 2001, including review of related 10-Q's and 10-K, attendance at audit committee meetings at which matters related to the reviews or audit were discussed, consultation on matters that arose during or as a result of a review or audit, preparation of "management letters," and time incurred in connection with the audit of the income tax accrual.

(2)
Includes the aggregate dollar amount for fees billed for audit-related services performed in 2001, including internal audit related services and statutory audit services.

(3)
Includes the aggregate dollar amount for fees billed for all other services performed in 2001, including tax-related services and merger-related services.

        The Audit Committee of the Board of Directors has considered whether the provision of non-audit services for which fees were billed as covered in the above table is compatible with maintaining the independence of Arthur Andersen LLP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and beneficial owners of more than 10% of the Common Stock are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms received by the Company and on written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that all Section 16(a) filing requirements applicable to its executive officers and directors were complied with in 2001.

DISCRETIONARY AUTHORITY

        While the Notice of Annual Meeting of Shareholders provides for transaction of such other business as may properly come before the meeting, the Board of Directors has no knowledge of any matters to be presented at the meeting other than those referred to in this Proxy Statement. However, the enclosed proxy gives discretionary authority in the event any other matters should be presented.

SHAREHOLDER PROPOSALS

        The Company's bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders. The bylaws prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2003 Annual Meeting of Shareholders, the shareholder's notice must be received at the Company's principal executive office no later than February 5, 2003. In addition, SEC rules require that any shareholder proposal to be considered for inclusion in the Company's proxy statement for the 2003 Annual Meeting of Shareholders must be received at the Company's principal executive office no later than December 2, 2002.

                      By Order of the Board of Directors

                      Dean Freed
                      Vice President, General Counsel
                      and Secretary

April 1, 2002

MENTOR GRAPHICS CORPORATION

Annual Meeting, May 7, 2002

PROXY SOLICITED BY BOARD OF DIRECTORS

        The undersigned appoints Dr. Walden C. Rhines, Gregory K. Hinckley and Dean M. Freed and each of them, proxies with power of substitution to vote on the undersigned's behalf all shares which the undersigned may be entitled to vote at the annual meeting of shareholders of Mentor Graphics Corporation on May 7, 2002 and any adjournments of that meeting, with all powers that the undersigned would possess if personally present, with respect to the following:

1. Election of directors:	☐	FOR all nominees (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

(Note: To withhold authority to vote for any individual, strike through the nominee's name below.)

Peter L. Bonfield, Marsha B. Congdon, James R. Fiebiger, Gregory K. Hinckley, Kevin C. McDonough, Walden C. Rhines and Fontaine K. Richardson

2. Shareholder proposal regarding equity compensation plans.

☐ FOR                  ☐ AGAINST                  ☐ ABSTAIN

MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND A VOTE FOR ITEM 1 AND A VOTE AGAINST ITEM 2.

        THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THIS PROXY AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THE SHARES FOR THE ELECTION OF DIRECTORS AND AGAINST PROPOSAL NO. 2. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.

Date: , 2002	Shares:

Signature or signatures

        Please date and sign as name is imprinted on this proxy, including designation as executor, trustee, etc., if applicable. The president or other authorized officer must sign for a corporation. All co-owners must sign.

        YOU WILL SAVE THE COMPANY EXPENSE AND TIME IF YOU WILL DATE, SIGN AND RETURN THIS PROXY AS SOON AS POSSIBLE BEFORE MAY 7, 2002.

QuickLinks

MENTOR GRAPHICS CORPORATION 8005 S.W. Boeckman Road Wilsonville, Oregon 97070-7777
PROXY STATEMENT
ELECTION OF DIRECTORS (Proposal No. 1)
INFORMATION REGARDING THE BOARD OF DIRECTORS
INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
INFORMATION REGARDING EXECUTIVE OFFICER COMPENSATION
REPORT OF THE BOARD OF DIRECTORS' COMPENSATION COMMITTEE
PERFORMANCE GRAPH
SHAREHOLDER PROPOSAL (Proposal No. 2)
RESOLUTION
SUPPORTING STATEMENT
RECOMMENDATION OF THE BOARD
REPORT OF THE BOARD OF DIRECTORS' AUDIT COMMITTEE
INDEPENDENT AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
DISCRETIONARY AUTHORITY
SHAREHOLDER PROPOSALS